Exhibit 99.3

[FORM OF CONSENT OF KEEFE, BRUYETTE & WOODS, INC.]

We hereby consent to the use of our opinion letter to the Board of Directors of Hanover Capital Mortgage Holdings, Inc. included as Annex B to the Proxy Statement/Prospectus, which forms part of the Registration Statement on Form S-4, relating to the proposed merger of Hanover Capital Mortgage Holdings, Inc. and JWH Holding Company, LLC, a wholly-owned subsidiary of Walter Industries, Inc., and to the references to such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: , 200